Exhibit 10.3

April 1, 2012

Eric Labiak

1348 Jacob Drive

Yardley, PA 19067

Dear Eric:

Online Resources Corporation (the “Company”) is pleased to offer you a special bonus arrangement as a retention incentive for you to maintain your employment in good standing with the Company through March 31, 2013 (your “Stay Date”). Under this arrangement, and subject to the conditions described below in this letter, if you are actively employed by the Company on your Stay Date, you will be entitled to a payment from the Company of $60,000 (your “Retention Bonus”). Generally, your retention bonus will be paid to you in a single cash payment, less any applicable Federal and state income and employment taxes required to be withheld, within fifteen days following your Stay Date.

If you voluntarily terminate your employment with the Company before your Stay Date, you will not be entitled to payment of any portion of your Retention Bonus. Also, if your employment with the Company is terminated by the Company “for Cause” before your Stay Date, you will not be entitled to payment of any portion of your Retention Bonus. For purposes of your Retention Bonus, your employment will be considered to have been terminated “for Cause” if the reason for the termination is: (i) your commission of any acts of fraud or misappropriation intended to result in substantial personal enrichment at the expense of the Company; (ii) your repeated violations of your obligations to the Company that are demonstrably willful and deliberate and that result in material injury to the Company; or (iii) your breach of an published Company policy that, in the opinion of counsel, had a reasonable likelihood to expose the Company to material liability or material regulatory noncompliance.

In addition, if you have been placed on a Performance Improvement Plan (“PIP”) that is in effect at the time of your Stay Date, or that you have successfully cleared within 60 days before your Stay Date, you will only be entitled to receive your Retention Bonus if remain employed by the Company and are in good standing on the date that is 60 days after you have successfully cleared the PIP. In that case, payment of your Retention Bonus will be made, less any applicable Federal and state income and employment taxes required to be withheld, within fifteen days following the date that is 60 days after you have successfully cleared the PIP.

On the other hand, if your employment with the Company is terminated by the Company other than “for Cause” before your Stay Date, you will be entitled to receive your Retention Bonus at the time of your termination.

Nothing in this letter or in the offer to you of a Retention Bonus is intended to create an employment contract for any specific period of time. You should understand that you, like all employees at the Company are employed “at will,” which means that you and the Company each have the right to terminate the employment relationship at any time for any reason, whether or not “for Cause.” In addition, any determination of your entitlement to receive a Retention Bonus in accordance with the terms and conditions set forth in this letter, including whether your employment terminated “for Cause,” whether you were subject to a PIP at any time, whether you have successfully cleared a PIP, or whether you are in good standing with the Company will be made by the Company in its sole discretion and will be binding on you and the Company unless you can demonstrate by clear and convincing evidence that the Company was acting in bad faith in making the determination.

Sincerely,

Sheri Mullin

Vice President, Human Resources

& Training

Accepted:

/s/ Eric Labiak
Signature

Eric Labiak 4/16/2012

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